Exhibit 10.1

(a) Cash Bonus Payments for 2005

On January 31, 2006, the Compensation Committee of the Board of Directors of SupportSoft, Inc. (the “Company”) approved the third and fourth quarter of 2005 cash awards with respect to the bonus component of the Company’s chief executive officer (“CEO”) and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Officers”). The bonus awards were determined based on the Company’s actual performance during the third and fourth quarters of 2005 as measured against pre-established performance objectives. Cash payments of the on-target bonus for the second half of 2005 were as follows:

Executive Officer Name	Title	Potential Second Half 2005 On-Target Bonus	Actual Second Half 2005 Bonus Award
Radha R. Basu	Chief Executive Officer and President	$121,876	$68,250
Brian M. Beattie	Former Chief Financial Officer and Executive Vice President of Finance and Administration	$78,000	$42,900
Chris Grejtak	Senior Vice President, Marketing and Corporate Development, Chief Marketing Officer	$48,000	$24,000
Cadir B. Lee	Vice President of Products and Technology and Chief Technology Officer	$43,750	$26,250
John Van Siclen	Senior Vice President of Worldwide Field Operations	$100,000	$60,000

(b) Adoption of 2006 Cash Bonus Plan

On January 31, 2006, the Compensation Committee approved for the fiscal year ending December 31, 2006 the amount and criteria for the on-target performance cash awards for the CEO and other Officers. The on-target performance cash awards are based on the Company’s performance of corporate financial objectives, as measured by bookings, revenue and earnings per share throughout 2006, and the employee’s performance of individual objectives which relate to various strategic initiatives of the Company. Depending on the individual, the portion of the cash bonus attributable to corporate financial objectives can vary between 50% and 100% of the total potential on-target performance cash award. The Compensation Committee retains discretion to modify the bonuses, or the criteria for the bonuses, that would be payable to an individual. Actual bonuses payable for 2006, if any, will vary depending on the extent to which actual performance meets, exceeds, or falls short of the established financial and individual performance goals for on-target performance for 2006 for each individual. Performance against objectives are measured quarterly, semi-annually, and annually, depending upon the objective. The on-target bonus potential for 2006 is set forth below:

Executive Officer Name	Title	Potential 2006 On-Target Cash Bonus
Radha R. Basu	Chief Executive Officer and President	$243,750
Ken Owyang	Interim Chief Financial Officer	$88,000
Chris Grejtak	Senior Vice President, Marketing and Corporate Development, Chief Marketing Officer	$96,000
Cadir B. Lee	Vice President of Products and Technology and Chief Technology Officer	$100,000
John Van Siclen	Senior Vice President of Worldwide Field Operations	$200,000